Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
XO Holdings, Inc.:
     We consent to the incorporation by reference in the registration statements (No. 333-103428 and No. 333-106302) on Form S-8 and (No. 333-128489, No. 333-135173, 333-147643 and 333-144567) on Form S-3 of XO Holdings, Inc. of our reports dated March 16, 2009, with respect to the consolidated balance sheets of XO Holdings, Inc., and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of XO Holdings, Inc.
     Our report refers to the adoption by XO Holdings, Inc. of Staff Accounting Bulletin 108, Considering the Effects of Prior Year Misstatements in Current Year Financial Statements effective January 1, 2006.
/s/ KPMG LLP
McLean, Virginia
March 16, 2009